SCHEDULE B

SERVICES

1.	providing distribution, advertising and marketing assistance to promote Shares to Contractholders and prospective Contractholders in accordance with this Agreement;

2.

receiving orders from Contractholders with respect to the allocation of Contract balances among the Portfolios and transmitting orders in respect of the purchase and redemption of Shares by the Separate Accounts and maintaining records in connection therewith;

3.	answering Contractholder and prospective Contractholder inquiries about the Portfolios;

4.	training Contractholder relationship personnel and sales agents;

5.	establishing any appropriate information interfaces, which may include websites and internal systems relating to the sale of Shares;

6.

providing Contractholders with statements and/or reports showing Share transactions, Portfolio performance and tax and other account information relating to the Shares and, if appropriate, aggregating such statements or reports with other transactions and information in Contractholders’ other accounts with us;

7.	providing portfolio manager commentaries to Contractholders and other interested parties;

8.	making our employees and agents available during normal business hours to consult with you or your designees concerning the performance of our responsibilities under this Agreement;

9.	providing such other information and services as you may reasonably request, to the extent we are permitted by applicable statute, rule or regulation; and

10.	maintaining all other records as required by law.

AMENDMENT TO SERVICES AGREEMENT

Reference is made to the agreement, dated January 20, 2015 as may be amended from time to time (the “Services Agreement”), between your firm or an affiliate of your firm (“Intermediary”) and one or more of Lazard Retirement Series, Inc., an open-end series investment company (the “Fund”), Lazard Asset Management Securities LLC, the Fund’s principal underwriter (“Distributor”), and Lazard Asset Management LLC, the investment adviser to each mutual fund comprising the Fund and the parent company of the Distributor (“LAM”), which Agreement relates to Intermediary distributing, servicing and/or administering one or more of the mutual funds comprising the Fund.

NOW, THEREFORE, for good and valuable consideration the adequacy of which is hereby acknowledged, the Agreement is hereby amended, effective as of January 1, 2015, as follows:

1.

To the extent that the Agreement obligates Distributor, the Fund or their affiliates (other than LAM) to pay any fees to Intermediary other than those fees indirectly payable to Intermediary pursuant to the Fund’s distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Plan”), LAM shall solely be responsible for payment to Intermediary of such fees, and none of Distributor, the Fund or any of their affiliates (other than LAM) shall have any responsibility or liability for payment of such fees. The Distributor shall solely be responsible for payment to Interinediary of fees indirectly payable to Intermediary pursuant to the Plan, and none of LAM, the Fund or any of their affiliates (other than the Distributor) shall have any responsibility or liability for the payment of such fees. LAM hereby is made a party to the Agreement for the sole purpose set forth in this Section 1.

2.	Except as specifically amended by Section 1 above, the Agreement shall remain in full force and effect in accordance with its terms.

3.

This amendment may be executed in multiple counterparts of like form, each of which, when executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Services Agreement effective as of January 1, 2015.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig A. Hawley
Name: Craig A Hawley
Title: General Counsel & Secretary
Date: 7/21/15

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:
Name:
Title:
Date:

LAZARD ASSET MANAGEMENT LLC (solely with respect to the obligations set forth in Section 1 above.)

By:
Name:
Title:
Date:

THE RETIREMENT SERIES, INC.

By:
Name:
Title:
Date: